UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2008

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249 East Grand Ave.

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 28, 2008, Exelixis, Inc. (the “Company”) announced that it notified GlaxoSmithKline (“GSK”) that it achieved proof-of concept for XL184 under the collaboration agreement between GSK and the Company, and submitted the corresponding data report to GSK. Under the agreement, GSK has 90 days to review the data and decide whether to exercise its option to select the compound for further development and commercialization. If GSK selects XL184, the Company would receive a $55 million milestone creditable by GSK against outstanding amounts under the loan facility between the parties, and potentially would receive commercialization milestones, royalties on product sales, and certain co-promotion rights in North America. The Company anticipates a decision from GSK by late October 2008.

This Form 8-K contains forward-looking statements, including, without limitation, statements related to the timing of a potential compound selection and milestone payment by GSK. Words such as “would,” “anticipate,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the potential failure of XL184 to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of XL184; and the Company’s dependence on and relationship with GSK. These and other risk factors are discussed under Risk Factors and elsewhere in the Company’s quarterly report on Form 10-Q for the quarter ended March 28, 2008, and other filings with the Securities and Exchange Commission. The Company expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: July 29, 2008	/s/ James B. Bucher
Vice President, Corporate Legal Affairs and Secretary